RBS

Filed pursuant to Rule 433. Registration Statement Nos. 333-162219 and
333-162219-01.
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                                                                        RBS LOGO
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www.rbs.com/etnUS or 1.855. RBS.ETPS (1.855.727.3877)

The Year of the Dragon: Why China?

[]   China is currently the world's second largest economy, with a gross domestic product (GDP) growth rate of 8.1% during Q1 2012.

[]   You can gain exposure to the securities of some of China's largest(1) and most liquid companies(2) that are traded on U.S. stock exchanges through an investment in the RBS China Trendpilot[] ETNs.

Why the RBS China Trendpilot[] ETN?

[]   Growth Potential: In positive trending markets, the RBS China
     Trendpilot[TM] ETNs provides exposure to the BNY Mellon China Select ADR
     Total Return Index(SM), which currently comprises the depositary receipts of 43 Chinese companies across telecommunication services, consumer discretionary, financials, industrials, health care, materials and utilities sectors that are traded on U.S. stock exchanges(3).

[]   Alleviate Risk: In negative trending markets, the RBS China Trendpilot[TM]
     ETNs provides exposure to 3-month U.S. Treasury bills thus, mitigating, to some extent, the volatility of the BNY Mellon China Select ADR Total Return
     Index(SM).

Learn more about the RBS China Trendpilot[TM] ETN

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NYSE Arca: TCHI Learn more about TCHI
Learn more about the RBS suite of ETNs

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TCHI
RBS China Trendpilot(TM) ETN

Download:
Pricing Supplement | Factsheet

Inception Date 04/13/2012
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RBS

Call today to find out more about the RBS suite of ETNs:  1.855. RBS.ETPS
(1.855.727.3877)

(1)As measured by USD market capitalization
(2)As measured by USD trading volume
(3)Source: BNY Mellon([R]) as of April 10, 2012. Based on standard industry classifications

The RBS China Trendpilot[TM] ETNs are not suitable for all investors. For more information, including risks that you should consider before investing, please carefully read the Pricing Supplement, Prospectus, and Fact Sheet.

FOR BROKER-DEALERS AND REGISTERED INVESTMENT ADVISERS ONLY
IMPORTANT INFORMATION: The Royal Bank of Scotland plc (RBS plc) and The Royal
Bank of Scotland Group plc (RBS Group) have filed a registration statement
(including a prospectus) with the U.S. Securities and Exchange Commission (SEC)
for the offering of RBS ETNs to which this communication relates. Before you invest in any RBS ETNs, you should read the prospectus in that registration statement and other documents that have been filed by RBS plc and RBS Group with the SEC for more complete information about RBS plc and RBS Group, and the offering. You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov. Alternatively, RBS plc, RBS Securities Inc. (RBSSI) or
any dealer participating in the offering will arrange to send you the prospectus and the pricing supplement at no charge if you request it by calling
1-855-RBS-ETPS (toll-free).

BNY Mellon is a corporate brand of The Bank of New York Mellon Corporation and may be used as a generic term to reference the corporation as a whole or its various subsidiaries. BNY Mellon and BNY Mellon ADR Indices and BNY Mellon DR
Indices are service marks owned by The Bank of New York Mellon Corporation.
This information is provided for general purposes only and is not investment advice. We provide no advice nor recommendations or endorsement with respect to any company, security or products based on any index licensed by BNY Mellon, and we make no representation regarding the advisability of investing in the same. BNY Mellon's Depositary Receipt business is conducted through BNY
Mellon.

BNY Mellon does not guarantee the accuracy, timeliness and/or completeness of
BNY Mellon ADR Indices and BNY Mellon DR Indices, or any associated indices, or any data included therein, and BNY Mellon shall have no liability for any errors, omissions, or interruptions therein. BNY Mellon makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to BNY Mellon ADR
Indices and BNY Mellon DR Indices or any associated indices, or any data included therein, or any materials derived from such data. Without limiting any of the foregoing, in no event shall the company have any liability for any special, punitive, indirect, or consequential damages (including lost profits), even if notified of the possibility of such damages. For the full disclaimer please see the pricing supplement relating to the notes that RBS plc and RBS
Group filed with the SEC.
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